FOR IMMEDIATE RELEASE


                     ASARCO BOARD APPROVES MERGER AGREEMENT
                               WITH PHELPS DODGE

 NEW YORK, N.Y., OCTOBER 6, 1999 -- The Board of Directors of ASARCO Incorporated (NYSE:AR) announced today that it has accepted an improved offer from Phelps Dodge Corporation (NYSE:PD) which values the Company at $1.1 billion or $28.21 per share. Pursuant to the merger agreement signed by the parties, Phelps Dodge will acquire Asarco for $14.75 in cash and
 0.2513 Phelps Dodge share for each Asarco common share on a fully prorated basis.

      Francis R. McAllister, chairman and chief executive officer of Asarco, said, "From the beginning it has been our aim to maximize shareholder value. We believe this transaction represents good value for Asarco shareholders. We plan to work closely with Phelps Dodge to ensure a smooth transition."

      Under the agreement, Asarco shareholders can elect to receive cash or Phelps Dodge shares for each Asarco share, subject to proration to maintain the overall cash/stock allocation of approximately 50% stock and 50% cash. The stock portion of the consideration received will be tax-free to Asarco shareholders.

      Based on Phelps Dodge closing share price yesterday, the agreement currently values Asarco at $28.21 per share, or a total equity value of approximately $1.1 billion, based on approximately 40 million Asarco shares outstanding. Based on share prices at the time of Phelps Dodge's original offer on August 20, 1999, the agreement values Asarco at $29.50 per share or approximately a 60% premium.

      Completion of the exchange offer is subject to 80% of Asarco shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13th and customary closing conditions. The closing should be completed on October 22nd

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